Exhibit 5.6

Arena District | 250 West Street | Suite 700 | Columbus, OH 43215-7509
Chicago Columbus DuPage County, III.
Indianapolis New York Philadelphia Washington, D.C.

September 17, 2024

MGM Resorts International

3600 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Ladies and Gentlemen:

We have acted as special Ohio counsel to Cedar Downs OTB, LLC, an Ohio limited liability company (“Cedar”), Northfield Park Associates LLC, an Ohio limited liability company dba MGM Northfield Park (“Northfield” and collectively with Cedar, the “Ohio Co-Registrants”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement on Form S-3 (File No. 333-277326), filed by MGM Resorts International, a Delaware corporation (the “Company”), and the other co-registrants (including the Ohio Co-Registrants), with the Securities and Exchange Commission (the “Commission”), including the Prospectus, dated February 23, 2024, contained therein, as supplemented by the Preliminary Prospectus Supplement, dated September 3, 2024, and the Prospectus Supplement, dated September 3, 2024 (collectively, the “Prospectus”), filed with the Commission (collectively, the “Registration Statement”), of (i) $850,000,000 aggregate principal amount of the Company’s 6.125% Notes due 2029 (the “Notes”), issued pursuant to (i) that certain Indenture, dated as of April 9, 2024, by and between U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and the Company (“Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of April 9, 2024 (the “First Supplemental Indenture”), by and among the Company, the Subsidiary Guarantors (as defined therein) party thereto, including the Ohio Co-Registrants, and the Trustee, as further supplemented by the Second Supplemental Indenture, dated as of the date hereof (the “Second Supplemental Indenture”), by and among the Company, the Subsidiary Guarantors (as defined therein) party thereto, including the Ohio Co-Registrants, and the Trustee (the Base Indenture as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture and including the guarantee set forth in Article 6 of the Second Supplemental Indenture (the “Guarantee”), the “Indenture”), and (ii) that certain Underwriting Agreement, dated as of September 3, 2024 (the “Underwriting Agreement”), by and among the Company, the Subsidiary Guarantors (as defined therein) party thereto, including the Ohio Co-Registrants, and BofA Securities, Inc., as representative of the several underwriters named in Schedule A of the Underwriting Agreement.

In connection with this opinion letter we have examined (a) the Registration Statement and the exhibits being filed thereunder; (b) the Indenture, as amended and supplemented as of the date

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September 17, 2024

hereof (including the Guarantee); (c) the Underwriting Agreement; (d) the Notes, (e) the Articles of Organization of Cedar and the Operating Agreement of Cedar; (f) the Articles of Organization of Northfield and all amendments thereto and the Fourth Amended and Restated Operating Agreement of Northfield; (g) the resolutions adopted by the Board of Directors of the Company and/or the sole member and sole manager of each of the Subsidiary Guarantors, including the Ohio Co-Registrants, respectively, effective as of March 25, 2024, relating to the Registration Statement and the Base Indenture, inter alia; (h) the resolutions adopted by the Board of Directors of the Company and/or the sole member and sole manager of each of the Subsidiary Guarantors, including the Ohio Co-Registrants, respectively, effective as of September 3, 2024, relating to the Underwriting Agreement, the Second Supplemental Indenture and the Guarantee and (i) certificates of full force and effect dated August 30, 2024 issued by the Secretary of State for the State of Ohio for each of Cedar and Northfield. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuers, such agreements, certificates of public officials and others, and such other documents, instruments, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. We have also relied upon oral or written statements and representations of officers and other representatives of the Issuers and others.

In our examination, we have assumed, without independent verification: (a) the legal capacity of all natural persons; (b) the genuineness of all signatures; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (e) the authenticity of the originals of such latter documents; (f) the truth, accuracy and completeness of the information, statements, representations and warranties contained in the documents, instruments, certificates and records we have reviewed; and (g) the absence of any undisclosed modifications to the agreements and instruments reviewed by us. We have not made or assumed any responsibility for making any independent investigation or verification of any factual matter stated in or represented by any of the foregoing documents or any other factual matter, except to obtain where we deemed appropriate written representations or certificates of the Ohio Co-Registrants or appropriate public officials.

The opinions set forth below are expressly limited to the general limited liability company laws of the State of Ohio in effect on the date of this letter, and we do not express any opinion with respect to the laws, rules or regulations of any other jurisdiction. Securities may be issued from time to time under the Registration Statement on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in such laws or facts after the date hereof. We express no opinion in this letter concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules, or regulations, including, without limitation, any federal securities laws, rules, or regulations, or any state securities or “Blue Sky” laws, rules, or regulations. We disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in such laws or facts after the later of the date hereof and the filing date of the Prospectus Supplement. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

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September 17, 2024

Subject to the other terms of this opinion letter, we are of the opinion that:

1.	Each of the Ohio Co-Registrants is validly existing as an Ohio limited liability company and is in full force and effect under the laws of the State of Ohio.

2.

Each of the Ohio Co-Registrants has the limited liability company power and authority to enter into the Underwriting Agreement and the Second Supplemental Indenture (including the Guarantee) and to perform its respective obligations thereunder and under the Indenture.

3.

Each of the Ohio Co-Registrants has duly authorized the execution and delivery by such Ohio Co-Registrant of the Underwriting Agreement and the Second Supplemental Indenture (including the Guarantee) and the performance by such Ohio Co-Registrant of its obligations thereunder and under the Indenture.

4.	Each of the Ohio Co-Registrants has duly executed and delivered the Underwriting Agreement and the Second Supplemental Indenture (including the Guarantee).

The opinions set forth above are subject to the following additional exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally; (b) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and the discretion of the court before which any proceeding therefor may be brought; (c) public policy considerations which may limit the rights of parties to obtain remedies; (d) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification or contribution to a party with respect to a liability, whether because such indemnification or contribution is contrary to public policy or otherwise; (e) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in the Indenture; (f) the unenforceability of any provision requiring the payment of attorneys’ fees, except to the extent a court determines such fees to be reasonable; (g) we express no opinion with respect to any provisions of the Notes, the Guarantee or the Indenture that may provide for interest on interest or penalty interest or whether acceleration of the Notes may affect the collectability of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (h) requirements that a claim with respect to any Notes or the Guarantee denominated in a currency, currency unit or composite currency other than United States dollars (or a judgment denominated other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law; (i) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currencies, currency units or composite currencies; (j) we express no opinion regarding the effectiveness of any waiver in respect of any of the Notes or the Guarantee of any rights that a party has, or of

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duties that are owed to it, as a matter of law, or that is broadly stated or does not describe the right or duty purportedly waived with reasonable specificity; (k) the Notes and the Guarantee will be issued and sold solely in the manner stated in the Registration Statement, any appropriate prospectus supplement or other offering material; and (l) in the case of the Underwriting Agreement and any other agreements or instruments pursuant to which any Notes and the Guarantee are to be issued or sold that come into existence after the date of this opinion or that were otherwise not provided to us (including, without limitation, any supplements to or other amendments of the Indenture), that such agreements or instruments shall not contain any terms or provisions that would have the effect, under applicable law, of vitiating or creating a contractual defense to the validity and legally binding nature of such instrument or agreement, or that would affect the validity of any of the opinions rendered herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted,

/s/ Ice Miller LLP